Exhibit 16.1

November 3, 2005

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Players Network

We have read the statements under Item 4 of the Form 8-K report regarding the recent change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas